        Exhibit 16.1

March 7, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Hertz Global Holdings, Inc. and The Hertz Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 of Hertz Global Holdings, Inc. and The Hertz Corporation dated March 1, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopersLLP

Attachment

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